Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 24th day of January, 2014 (the “Effective Date”), by and between MFA Financial, Inc. (“MFA”), and Ronald A. Freydberg (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive had been employed by MFA pursuant to that certain Amended and Restated Employment Agreement, entered into as of June 30, 2011, as amended by Amendment No. 1 thereto entered into as of December 19, 2012 (as amended, the “Former Employment Agreement”), which expired by its terms on December 31, 2013; and

WHEREAS, the Executive wishes to continue serving MFA and MFA wishes to secure the continued exclusive services of the Executive under the terms and conditions described below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements herein contained, the parties hereto agree as follows:

1.                                      Term of Employment.

(a)                                 MFA hereby employs the Executive, and the Executive hereby accepts employment with MFA, in the positions and with the duties and responsibilities as set forth in Section 2 below for the Term of Employment, subject to the terms and conditions of this Agreement.

(b)                                 The term of employment (the “Term of Employment”) under this Agreement shall continue until December 31, 2014; provided that if December 31, 2014, occurs during a Garden Leave period, the Term of Employment shall continue through the end of such Garden Leave.  The Term of Employment may also be terminated in accordance with Section 5 hereof.

2.                                      Position; Duties and Responsibilities.

(a)                                 During the Term of Employment, the Executive shall be employed as Executive Vice President of MFA, reporting to the President and Chief Operating Officer of MFA (the “COO”) or such other executive officer as may be designated by the Chief Executive Officer of MFA (the “CEO”), with such duties and responsibilities as shall be determined from time to time by the COO or such other executive officer.

(b)                                 During the Term of Employment, the Executive shall, without additional compensation, also serve on the board of directors of, serve as an officer of, and/or perform such executive and consulting services for, or on behalf of, such subsidiaries or affiliates of MFA as the CEO and/or the Board of Directors of MFA (the “Board of

Directors”) may, from time to time, request. MFA and such subsidiaries and affiliates are hereinafter referred to, collectively, as the “Company.” For purposes of this Agreement, the term “affiliate” shall have the meaning ascribed thereto in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Act”).

(c)                                  During the Term of Employment, the Executive shall serve MFA faithfully, diligently and to the best of his ability and shall devote substantially all of his time and efforts to his employment and the performance of his duties under this Agreement. Nothing herein shall preclude the Executive from engaging in charitable and community affairs and managing his personal, financial and legal affairs, so long as such activities do not materially interfere with his carrying out his duties and responsibilities under this Agreement.

3.                                      Compensation.

(a)                                 Base Salary. During the Term of Employment, the Executive shall be entitled to receive an annualized base salary (the “Base Salary”) of not less than $750,000.

(b)                                 Performance Bonus.  The amount of the Executive’s annual bonus for 2014 and any year thereafter shall be determined by the Compensation Committee in its discretion.

(c)                                  Equity Compensation. The Company shall grant to the Executive 3,334 phantom shares within five (5) business days after July 1, 2014, if the Executive is then employed by the Company on terms and conditions that are consistent with Exhibit A and this Agreement.  The Executive shall be eligible to receive such other stock option, restricted stock, phantom share, restricted stock unit or dividend equivalent rights grants or other equity awards as the Compensation Committee or the Board of Directors, as the case may be, shall deem appropriate.

(d)  Clawback Policy.  The Executive agrees that all bonuses, equity compensation and other incentive compensation provided by the Company shall be subject to any applicable clawback policy implemented by the MFA’s Board of Directors from time to time.

(e)                                  Stock Ownership Requirements.  All shares of MFA stock distributed to the Executive by the Company under this Agreement or otherwise shall be subject to the stock ownership guidelines in effect for executives from time to time, as determined by the Board of Directors.   Unless the stock ownership guidelines provide otherwise, vested shares of equity grants cannot be transferred or sold during the Executive’s employment by the Company until the value of the Executive’s stock holdings in MFA (including shares of restricted stock) exceeds four (4) times the Executive’s Base Salary; and following the termination of Executive’s employment with the Company, vested shares of equity grants may not be sold or transferred to the extent the value of the Executive’s stock holdings does not exceed four times the Executive’s Base Salary as of the date of the Executive’s termination of employment (provided, however, that this sentence shall no longer apply following the six-month anniversary of the Executive’s termination of employment).

Notwithstanding the foregoing, the restrictions of this subsection (d) shall not prevent Executive from selling shares of MFA stock to satisfy income tax and employment tax obligations relating to the vesting and settlement of the equity grants to which the shares relate.

(f)                                   Discretion to Increase Compensation. Nothing in this Agreement shall preclude the Board of Directors or the Compensation Committee from increasing or considering increasing the Executive’s compensation during the Term of Employment. The Base Salary as adjusted to reflect any increase shall be the Base Salary for all purposes of this Agreement.

4.                                      Employee Benefit Programs and Fringe Benefits. During the Term of Employment, the Executive shall be entitled to five weeks of vacation for calendar year 2014 and to participate in all executive incentive and employee benefit programs of MFA now or hereafter made available to MFA’s senior executives or salaried employees generally, as such programs may be in effect from time to time. MFA shall reimburse the Executive for any and all necessary, customary and usual business expenses incurred by Executive in connection with his employment in accordance with applicable MFA policies.

5.                                      Termination of Employment.

(a)                                 Termination Due to Death or Disability. If the Executive’s employment is terminated during the Term of Employment by reason of the Executive’s death or the Executive experiences a Disability during the Term of Employment, then MFA shall have no further obligations to the Executive, his legal representative or his estate, as the case may be, under this Agreement except for (i) any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to the Executive pursuant to Section 5(f) below, which amounts shall be promptly paid in a lump sum to the Executive, his legal representative or his estate, as the case may be, and (ii) a lump sum payment in an amount equal to the Executive’s Base Salary which shall be paid to the Executive, his legal representative or his estate, as the case may be, as soon as possible (without undue delay), but in no event later than 90 days following the Executive’s death or Disability. In the event the Executive experiences a Disability, the Company shall reimburse the Executive for 100% of the COBRA premiums incurred by the Executive during the 18-month period following the Executive’s termination.

(b)                                 Termination By the Company Without Cause or By the Executive for Good Reason. In the event the Executive’s employment is terminated during the Term of Employment by the Company without Cause or by the Executive for Good Reason, any equity-based compensation previously granted to the Executive as part of his annual bonus, whether before or during the Term of Employment, shall immediately vest. The parties agree that a termination of the Executive’s employment pursuant to this Section 5(b) or Section 5(c) below shall not be a breach of this Agreement and does not relieve either party of its/his other obligations hereunder.  For the avoidance of doubt, expiration of the Term of Employment as set forth in Section 1(b) shall not be considered a termination of the Executive’s employment by MFA without Cause or give rise to a right of termination of employment by the Executive for Good Reason or otherwise give rise to any payment under this Section 5.(b).

(c)                                  Termination by the Company for Cause or Voluntary Termination by the Executive. In the event the Executive’s employment is terminated during the Term of Employment either by the Company for Cause, or by the Executive on his own initiative for other than a Good Reason, the Executive shall be entitled to any compensation earned but not yet paid, including and without limitation, any amount of Base Salary accrued or earned but unpaid and any other payments payable to the Executive pursuant to Section 5(f) below, as of the date of termination.

(d)                                 Garden Leave. The Executive shall provide no less than 90 days written notice of any termination of the Executive’s employment (whether for Good Reason or without Good Reason) during the Term of Employment, other than a termination during the period described in Section 5(e) and the Company shall provide the Executive 90 days written notice of any termination of the Executive’s employment for Cause or without Cause during the Term of Employment, other than a termination during the period described in Section 5(e); provided that the Company may elect to terminate the Garden Leave (as defined below) and the Executive’s employment at any time during the Garden Leave if the Executive is terminated for Cause. During this 90-day notice period (the “Garden Leave”), the Executive shall receive severance payments in the form of continuation of his Base Salary during the Garden Leave in accordance with the Company’s customary payroll practices, but no less frequently than monthly, but shall not be eligible to earn any annual bonus with respect to a calendar year that ends after the commencement of the Garden Leave.  During the Garden Leave, the Company may require the Executive to resign from any position with the Company or its affiliates and/or remove any or all of the Executive’s duties or responsibilities, which shall not constitute Good Reason or otherwise be a violation of this Agreement.  During the Garden Leave, the Executive shall take all steps reasonably requested by MFA to effect a successful transition of client and customer relationships to the person or persons designated by MFA.

(e)                                  Termination Related to Change in Control. In the event of  the termination of the Executive’s employment during the Term of Employment either by the Company other than for Cause or the Executive’s resignation of his employment for Good Reason, in either case, within twelve months following a Change in Control, all of the Executive’s outstanding restricted stock, phantom shares, restricted stock units and stock options shall immediately vest in full and such options shall remain exercisable, and any dividend equivalents associated therewith shall continue to be payable, until the earlier of (a) 90 days following the date of such termination and (b) the date on which each such option would have expired had the Executive’s employment not terminated.

To the extent necessary to avoid imposition of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) in connection with a Change in Control, each cash payment and benefit to be provided to the Executive that constitutes a “parachute payment” shall be reduced pro rata such that the reduction of compensation to be provided to the Executive is minimized. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis (but not below zero).

(f)                                   Other Payments. Upon the termination of the Executive’s employment during the Term of Employment, in addition to the amounts payable under any Section above, the Executive shall be entitled to receive the following:

(i)                                     any annual bonus earned during one or more preceding years but not paid;

(ii)                                  any vested deferred compensation (including any interest accrued on or appreciation in value of such deferred amounts) in accordance with the applicable plan documents;

(iii)                               reimbursement for reasonable business expenses incurred but not yet reimbursed by the Company;

(iv)                              any other benefits to which the Executive or his legal representative may be entitled under all applicable plans and programs of the Company, as provided in Section 4 above, subject to the terms and conditions of such plans and programs as then in effect; and

(v)                                 upon the termination of the Executive’s employment during the Term of Employment pursuant to Section 5(a) or 5(b) above, and subject to Section 5(i) below, all of the Executive’s outstanding equity-based awards (e.g., restricted stock, phantom shares, restricted stock units and stock options) that would otherwise have vested within 12 months of such termination shall immediately vest.  Notwithstanding the foregoing, with respect to the performance-based equity award granted to the Executive on December 15, 2010, such award shall vest in accordance with the terms and conditions applicable to such award and the Executive shall vest in a pro rata share of the amount determined based on achievement of the performance goals as of the end of the applicable performance period; provided that such pro ration of such award shall be determined by crediting the Executive with service to the next anniversary of the date of grant of such award.

(g)                                  No Mitigation; No Offset. In the event of any termination of the Executive’s employment under this Agreement, he shall be under no obligation to seek other employment or otherwise in any way to mitigate the amount of any payment provided for in this Section 5, and there shall be no offset against amounts due him under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

(h)                                 Payments Subject to Section 409A. Notwithstanding anything herein to the contrary, the Executive shall not be entitled to any payment pursuant to this Section 5 prior to the earliest date permitted under Section 409A of the Code, and applicable Treasury regulations thereunder. To the extent any payment pursuant to this Section 5 is required to be delayed six months pursuant to the special rules of Section 409A of the Code related to

“specified employees,” each affected payment shall be delayed until six months after the Executive’s termination of employment, and, unless provided otherwise, with the first such payment being a lump sum equal to the aggregate payments the Executive would have received during such six-month period if no payment delay had been imposed. Any payments or distributions delayed in accordance with the prior sentence shall be paid to the Executive on the first day of the seventh month following the Executive’s termination of employment. Notwithstanding any other provision contained herein, to the extent any payments or distributions due to the Executive upon termination of his employment under this Agreement are subject to Section 409A of the Code (i) a termination of the Executive’s employment shall be interpreted in a manner that is consistent with the definition of a “separation from service” under Section 409A of the Code and the applicable Treasury regulations thereunder and (ii) as applicable, such payments shall be treated as a series of separate payments for purposes of Section 409A of the Code.  Notwithstanding anything elsewhere to the contrary, the Executive shall have no duties following any termination of his employment with MFA that are inconsistent with his having a “separation from service” for purposes of Section 409A of the Code and any regulations thereunder.

(i)                                     Release. The Company’s obligation to make any payment or provide any benefit pursuant to this Section 5 (other than pursuant to Sections 5(f)(i)-(iv) above) shall be contingent upon, and is the consideration for, (A) the Executive executing and delivering to the Company, within 60 days after termination of his employment or Disability, as applicable, a general release (the “Release”), substantially in the form annexed hereto as Exhibit B, and (B) such release becoming irrevocable in accordance with its terms.  In the event that the 60-day period referred to in the immediately preceding sentence spans two calendar years, payments required to be made hereunder shall be made in the second calendar year, the first payment of which shall include all payments that would otherwise have been made prior thereto.

(j)                                    Resignation from Positions.  Upon termination of the Executive’s employment with the Company for any reason, the Executive shall, as may be requested by the Company, resign from any position he then holds as an officer, director or fiduciary of the Company or any Company-related entity.  In furtherance of the foregoing, the Executive shall execute and deliver to the Company any letters, documents and other instruments necessary or appropriate to effect such resignation.

6.                                      Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

(a)                                 Cause. “Cause” shall mean the Executive’s (i) conviction, or entry of a guilty plea or a plea of nolo contendre with respect to, a felony, a crime of moral turpitude or any crime committed against MFA, other than traffic violations; (ii) engagement in willful misconduct, willful or gross negligence, or fraud, embezzlement or misappropriation relating to significant amounts, in each case in connection with the performance of his duties under this Agreement; (iii) failure to adhere to the lawful directions of the COO, the CEO and/or the Board of Directors that are reasonably consistent with his duties and position provided for herein; (iv) breach in any material respect of any of the provisions of Section 7 of this

Agreement; (v) chronic or persistent substance abuse that materially and adversely affects his performance of his duties under this Agreement or (vi) breach in any material respect of the terms and provisions of this Agreement resulting in material and demonstrable economic injury to MFA. Notwithstanding the foregoing, (a) the Executive shall be given written notice of any action or failure to act that is alleged to constitute Cause (a “Default”), and an opportunity for 20 business days from the date of such notice in which to cure such Default, such period to be subject to extension in the discretion of the CEO or, in his absence, the Board of Directors and (b) regardless of whether the Executive is able to cure any Default, the Executive shall not be deemed to have been terminated for Cause without (I) reasonable prior written notice to the Executive setting forth the reasons for the decision to terminate the Executive for Cause, (II) an opportunity for the Executive, together with his counsel, to be heard by the COO or, in his absence, the Board of Directors and (III) delivery to the Executive of a notice of termination approved by said COO or, in his absence, the Board of Directors, stating his or its good faith opinion that the Executive has engaged in actions or conduct described in the preceding sentence, which notice specifies the particulars of such action or conduct in reasonable detail; provided, however, MFA may suspend the Executive with pay until such time as his right to appear before the COO or the Board of Directors, as the case may be, has been exercised, so long as such appearance is within two (2) weeks of the date of suspension.

(b)                                 Change in Control. A “Change in Control” shall mean the occurrence of any one of the following events to the extent such event also constitutes a “change in control event” for purposes of Section 409A of the Code:

(i)                                     any “person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than MFA, any of its affiliates or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of MFA or any of its affiliates) together with all affiliates and “associates” (as such term is defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of MFA representing 30% or more of either (A) the combined voting power of MFA’s then outstanding securities having the right to vote in an election of the Board of Directors (“voting securities”), or (B) the then outstanding shares of common stock of MFA (“Shares”) (in either such case other than as a result of an acquisition of securities directly from MFA); or

(ii)                                  persons who, as of the effective date of this Agreement, constitute MFA’s Board of Directors (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a Director of MFA subsequent to the effective date whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors shall, for purposes of this Agreement, be considered an Incumbent Director; or

(iii)                               there shall occur (A) any consolidation or merger of MFA or any subsidiary where the stockholders of MFA, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate 60% or more of the voting securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), (B) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of MFA or (C) any plan or proposal for the liquidation or dissolution of MFA.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (i) solely as the result of an acquisition of securities by MFA which, by reducing the number of Shares or other voting securities outstanding, increases (x) the proportionate number of Shares beneficially owned by any person to 30% or more of the Shares then outstanding or (y) the proportionate voting power represented by the voting securities beneficially owned by any person to 30% or more of the combined voting power of all then outstanding voting securities; provided, however, that, if any person referred to in clause (x) or (y) of this sentence shall thereafter become the beneficial owner of any additional Shares or other voting securities (other than pursuant to a stock split, stock dividend, or similar transaction), then a “Change in Control” shall be deemed to have occurred for purposes of this Section 6(b).

(c)                                  Competitor. “Competitor” shall mean (i) any mortgage REIT, (ii) any entity or person engaged in any element of acquiring mortgage backed securities, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage backed securities, or (iii) any entity that manages or advises (including any external advisor) either a mortgage REIT or an entity or person engaged in any element of acquiring mortgage backed securities, including any private or public investment firm or broker dealer whose business strategy is based on or who engages in the trading, sales, investment or management of mortgage backed securities.

(d)                                 Disability. “Disability” shall mean the Executive’s inability for a period of six consecutive months, to render substantially the services provided for in this Agreement by reason of mental or physical disability, whether resulting from illness, accident or otherwise, other than by reason of chronic or persistent abuse of any substance (such as narcotics or alcohol), provided that a Disability for purposes of Section 5(a) shall qualify as a Disability under Section 409A of the Code. Notwithstanding the foregoing, no circumstances or condition shall constitute a Disability to the extent that, if it were, a 20% tax would be imposed under Section 409A of the Code; provided that, in such a case, the event or condition shall continue to constitute a Disability to the maximum extent possible (e.g., if applicable, in respect of vesting without an acceleration of distribution) without causing the imposition of such 20% tax. In addition, nothing herein shall limit or restrict the payment of any amount subject to Section 409A of the Code upon an otherwise permitted payment event under Section 409A of the Code, including upon a separation from service.

(e)                                  Good Reason. “Good Reason” shall mean:

(i)                                     a material diminution in the Executive’s title, duties or responsibilities;

(ii)                                  relocation of the Executive’s place of employment without his consent outside the New York City metropolitan area;

(iii)                               the failure of MFA to pay within thirty (30) business days any material payment due from MFA; or

(iv)                              the material failure by MFA to honor any of its material obligations to the Executive.

For Good Reason to exist, the Executive must provide written notice of an event purportedly constituting Good Reason within 90 days of its occurrence, MFA must have failed to cure such event within 15 days of such notice and the Executive must provide written notice of his decision to terminate employment, such notice to be provided within 15 days of the expiration of such cure period.  The effective date of such termination shall be the end of the period of Garden Leave.

(f)                                   Notice of Termination. “Notice of Termination” means the written notice of termination of the Executive’s employment delivered by, as applicable, the Executive or MFA.

(g)                                  Restricted Period. “Restricted Period” shall mean the period commencing on the Effective Date and ending on December 31, 2014; provided that if December 31, 2014, occurs during a Garden Leave period, the Restricted Period shall continue through the end of such Garden Leave.

7.                                      Covenants.

(a)                                 Confidentiality. During the Term of Employment, and at all times thereafter, the Executive shall maintain the confidentiality of all confidential or proprietary information of the Company, or of any other person or entity with which the Executive has been involved as a direct or indirect result of his employment by, or performance of consulting or other services (including, without limitation, as a director, officer, advisor, agent, consultant or other independent contractor) for, the Company (“Confidential Information”), and, except in furtherance of his employment by the Company or as specifically required by law or by court order or in the course of carrying out his duties for the Company, he shall not directly or indirectly disclose any such information to any person or entity; nor shall he use Confidential Information for any purpose except for the benefit of the Company. For purposes of this Agreement, “Confidential Information” includes, without limitation: client or customer lists, identities, contacts, business and financial information; investment strategies; pricing information or policies, fees or commission arrangements of the Company; marketing plans, projections, presentations or strategies of the Company; financial and budget information of the Company; personnel information, personnel lists, resumes, personnel data, organizational structure, compensation and performance evaluations;

information regarding the existence or terms of any agreement or relationship between MFA or any of its subsidiaries or affiliates and any other party; and any other information of whatever nature, which gives to MFA or any of its subsidiaries or affiliates an opportunity to obtain an advantage over its competitors who or which do not have access to such information. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic, data or any machine readable form or is orally conveyed to, or memorized by, the Executive; provided, however, that this Section 7(a) shall not apply to Confidential Information that is or becomes publicly known through no act or omission on the Executive’s part.  Anything to the contrary notwithstanding, nothing in this Agreement shall prevent the Executive from retaining papers and other materials of a personal nature, including personal diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, and copies of plans, programs and agreements relating to his employment.

(b)                                 Non-Competition. The Executive acknowledges that during the Executive’s employment with the Company prior to and after the Effective Date, (i) the Executive has had and will continue to have access to trade secrets and other Confidential Information of the Company, which, if disclosed, would unfairly and inappropriately assist in competition against the Company; (ii) in the course of the Executive’s employment by a Competitor during the Restricted Period, the Executive would inevitably use or disclose such trade secrets and Confidential Information; (iii) the Company has substantial relationships with their customers and the Executive has had and will continue to have access to these customers; (iv) the Executive has generated and will continue to generate goodwill for the Company and its affiliates in the course of the Executive’s employment and (v) the Executive’s services are unique and irreplaceable.  Therefore, in consideration of the Executive’s continued employment with the Company, of the compensation and benefits provided to the Executive under this Agreement, of the Company’s agreement to make the benefits available pursuant to Section 5(b), and of the Executive’s being granted access to the customers, trade secrets and other Confidential Information of the Company, the Executive agrees that the following restrictions on the Executive’s activities during and after the Executive’s employment are necessary, appropriate and reasonable to protect the goodwill, Confidential Information and other legitimate interests of the Company from unfair and inappropriate competition:

(i)                                     During the Restricted Period, the Executive will not, without the prior written consent of MFA, manage, operate, control or be connected as a stockholder (other than as a holder of shares publicly traded on a stock exchange or the NASDAQ National Market System, provided that the Executive shall not own more than five percent of the outstanding shares of any publicly traded company) or partner with, or as an officer, director, employee or consultant of, any Competitor.  Notwithstanding the foregoing, this Paragraph 7(b)(i) shall not preclude the Executive from providing services to an entity with two or more lines of businesses, one of which is a Competitor, so long as (i) the Executive’s services are not provided, directly or indirectly, to any line of business that is a Competitor and (ii) the Executive does not directly or indirectly provide supervisory, managerial or other services to, and has no responsibilities for, any line of business that is a Competitor.

(ii)                                  During the Executive’s employment with the Company and during the period commencing on the Executive’s date of termination of employment for any reason and ending on the earlier of (x) the first anniversary of the Executive’s termination of employment and (y) December 31, 2015, the Executive will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), (A) solicit, encourage, or engage in any activity to induce any employee of MFA or its affiliates to terminate employment with MFA or its affiliates, or to become employed by, or to enter into a business relationship with, any other person or entity; (B) hire or retain any person who was an employee of MFA or its affiliates within the six month period preceding such action; provided that, (x) this Section 7(b)(ii) shall not apply to any administrative employee of MFA or its affiliates or any person who was an administrative employee of MFA or its affiliates and (y) any hiring or solicitation pursuant to a general solicitation conducted by an entity that has hired or agreed to hire the Executive and that does not directly or indirectly target current or former employees of MFA or its affiliates, or by a headhunter employed by such entity, which in either case does not involve the Executive, shall not be a violation of this Section 7(b)(ii).

(iii)                               During the Restricted Period, the Executive will not, without the prior written consent of MFA, directly or indirectly (individually, or through or on behalf of another entity as owner, partner, agent, employee, consultant, or in any other capacity), engage in any activity intentionally to interfere with, disrupt or damage the business of MFA of its affiliates, or its relationship with any client, supplier or other business relationship of MFA.

(c)                                  MFA Materials. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by MFA are the sole property of MFA (“MFA Materials”). During his employment, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of MFA, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of MFA, except in furtherance of his duties under this Agreement. When the Executive terminates his employment with MFA, or upon request of MFA at any time, the Executive shall promptly deliver to MFA all originals and copies of MFA Materials in his possession or control and shall not retain any originals or copies in any form.

(d)                                 No Disparagement. Each of the Executive and MFA agrees that, except as required by applicable law or compelled by process of law, during and after the Term of Employment they shall not make any derogatory, disparaging or critical statement about the other party hereto or, further in the case of statements by the Executive about (i) MFA, its parent, affiliates, or subsidiaries, if any; (ii) any product or service provided by MFA and its parent, affiliates or subsidiaries, if any; or (iii) MFA’s and its parent’s, affiliates’ or subsidiaries’, if any, prospects for the future. Nothing in this Section shall (x) prohibit either MFA or the Executive from testifying truthfully in any legal or administrative proceeding or from truthfully responding to any untrue statement by the other party or (y) prohibit the Executive from making truthful statements in the course of carrying out his duties for MFA.

(e)                                  Cooperation with Respect to Litigation. During the Term of Employment and at all times thereafter, the Executive agrees to give prompt written notice to MFA of any claim against the Company after becoming aware of such claim and (to the extent reasonably requested by MFA) to reasonably cooperate, in good faith and to the best of his ability, with MFA in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which the Executive may have knowledge in connection with or as a result of his employment by MFA or its affiliates. Such cooperation will include all assistance that MFA, its counsel or representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness; provided, however, that MFA will promptly reimburse the Executive for all reasonable expenses, including travel, lodging and meals, incurred by him in fulfilling his obligations under this Section 7(e) and. except as may be required by law or by court order, should the Executive then be employed by an entity other than MFA, such cooperation will not materially interfere with the Executive’s then current employment.

(f)                                   Remedies.

(i) The Executive agrees that these restraints are necessary for the reasonable and proper protection of the Company and its trade secrets and Confidential Information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by the restraints.  The Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Restricted Period, the Executive will provide a copy of this Agreement to such entity, and such entity shall acknowledge to MFA in writing that it has read this Agreement.

(ii) The Executive acknowledges that each of these covenants has a unique, very substantial and immeasurable value to the Company, that the Executive has sufficient assets and skills to provide a livelihood while such covenants remain in force and that, as a result of the foregoing, in the event that the Executive breaches such covenants, monetary damages would be an insufficient remedy for the Company and equitable enforcement of the covenant would be proper.  The Executive therefore agrees that MFA, in addition to any other remedies available to it, will be entitled to preliminary and permanent injunctive relief against any breach by the Executive of any of those covenants, without the necessity of showing actual monetary damages or the posting of a bond or other security.  The Executive also agrees that, in addition to any other remedies available to the Company and notwithstanding any provision of this Agreement to the contrary, in the event Executive breaches in any material respect any of his obligations under this Section 7, the Company may immediately cease all payments under Sections 5(a), 5(c) or 5(d), as applicable, all equity-based awards granted under this Agreement may be immediately forfeited, and the Company may require that the Executive repay any after-tax amounts previously paid to the Executive under Sections 5(a), 5(b), 5(c) or 5(d), as applicable, and any stock delivered or other amounts paid (each on an after-tax basis) with respect to any equity-based awards granted under this Agreement.

(iii) The Executive and MFA further agree that, in the event that any provision of this Section 7 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision will be deemed to be modified to permit its enforcement to the maximum extent permitted by law.  The Executive further covenants that the Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7 and that the Executive will reimburse MFA and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of this Section 7 if either MFA and/or its affiliates prevails on any material issue involved in such dispute or if the Executive challenges the reasonability or enforceability of any of the provisions of this Section 7, it being understood that the Executive shall not be considered to have challenged the enforceability of this Section 7 by arguing that his conduct did not, in fact, violate the terms of this Section 7. It is also agreed that each of MFA’s affiliates will have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including without limitation pursuant to this Section 7.

8.                                      Indemnification. MFA shall indemnify the Executive to the fullest extent permitted by Maryland law as amended from time to time in connection with the Executive’s duties with MFA, against all costs, expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, penalties, ERISA excise taxes and amounts paid in settlement) actually and reasonably incurred by the Executive in connection with an action, suit or proceeding. While the Executive is an officer of MFA, and for six years thereafter, MFA (or any successor thereto) shall provide comprehensive coverage under its officers and directors insurance policy (or policies) on substantially the same terms and levels that it provides to its senior executive officers, at MFA’s sole cost.

9.                                      Assignability; Binding Nature. This Agreement shall inure to the benefit of MFA and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of MFA under this Agreement may be assigned or transferred by MFA except that any such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which MFA is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of MFA, provided that the assignee or transferee is the successor to all or substantially all of the assets of MFA and such assignee or transferee assumes the liabilities, obligations and duties of MFA, as contained in this Agreement, either contractually or as a matter of law. This Agreement shall not be assignable by the Executive; provided however that, in the event of the Executive’s death or a judicial determination of his incapacity, references to the Executive in this Agreement shall be deemed, as appropriate, to be references to his heirs, executor(s) or other legal representative(s).

10.                               Representation. MFA and the Executive each represent and warrant that it or he is fully authorized and empowered to enter into this Agreement and that its entering into this Agreement and the performance of its or his obligations under this Agreement will not violate any agreement between to which it or he is a party.

11.                               Entire Agreement. This Agreement contains the entire agreement between MFA and the Executive concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between them with respect thereto, including without limitation, the Former Employment Agreement.

12.                               Amendment or Waiver. This Agreement can only be changed, modified or amended in a writing that is signed by both the Executive and MFA and that specifically identifies the provision(s) of this Agreement that are being changed, modified or amended. No waiver by either MFA or the Executive at any time of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver of a similar or dissimilar condition or provision at the same or at any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of MFA, as the case may be.

13.                               Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

14.                               Reasonableness. To the extent that any provision or portion of this Agreement is determined to be unenforceable by a court of law or equity, that provision or portion of this Agreement shall nevertheless be enforceable to the extent that such court determines is reasonable.

15.                               Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

16.                               Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to its choice of law provisions).  Each of the parties agrees that any dispute between the parties shall be resolved only in the courts of the State of Maryland or the United States District Court for the District of Maryland and the appellate courts having jurisdiction of appeals in such courts.  In that context, and without limiting the generality of the foregoing, each of the parties hereto irrevocably and unconditionally (a) submits for himself or itself in any proceeding relating to this Agreement or the Executive’s employment by MFA or any affiliate, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Maryland, the court of the United States of America for the District of Maryland, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Proceeding shall be heard and determined in such Maryland State court or, to the extent permitted by law, in such federal court; (b) consents that any such Proceeding may and shall be brought in such courts and waives any objection that he or it may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) waives all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Executive’s employment by MFA or any affiliate, or his or its performance under or the enforcement of this Agreement; (d) agrees that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at his or its address as provided in Section 18; and (e) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Maryland.

17.                               Legal Fees.

(a)                                 MFA shall pay directly all reasonable legal fees incurred by the Executive in connection with the negotiation, preparation and execution of this Agreement up to $10,000.

(b)                                 Subject to Section 7(f), MFA shall reimburse the Executive (and his beneficiaries) any reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and other reasonable costs of counsel) incurred by the Executive (or any of his beneficiaries) in resolving any controversy, dispute or claim arising out of or relating to this Agreement, if the Executive (or his beneficiaries) is the prevailing party with respect to at least one material issue asserting a material breach of such agreement by the Company.

18.                               Notices. Any notice given to either party shall be in writing and shall be deemed to have been given when delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned, if to MFA, at its principal executive office, and if to the Executive, at the address of the Executive shown on MFA’s records or at such other address as such party may give notice of.

19.                               Headings. The headings of Sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

20.                               Counterparts. This Agreement may be executed in two or more counterparts.  Signatures delivered by facsimile (including by “pdf”) shall be deemed effective for all purposes.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

MFA FINANCIAL, INC.

By:	/s/ William S. Gorin
Name: William S. Gorin
Title: Chief Executive Officer

By:	/s/ Ronald A. Freydberg
Name: Ronald A. Freydberg
Title: Executive Vice President

Exhibit A

The following summarizes certain material components of the grant of 3,334 phantom shares (the “Phantom Shares”) to be granted to the Executive  under Section 3(c) of the Agreement to which this Exhibit A is attached.

Each Phantom Share will entitle the Executive, upon vesting, to one share of Company common stock.

Vesting:  The Phantom Shares will time vest ratably over the three-year period that ends on the third anniversary of the grant date, such that 33-1/3% of the Phantom Shares will vest on each of the first three anniversaries of the grant date if the Executive is employed by the Company on such anniversary.

Termination of Employment:  Subject to Section 5(f)(v) of the Agreement to which this Exhibit A is attached, all unvested Phantom Shares will be forfeited upon any termination of employment.

Settlement.  The Phantom Shares will settle upon vesting.

Holding Policy: The Company’s Compensation Committee may impose stock holding requirements similar to those set forth in Section 3.(d) of the Agreement to which this Exhibit A is attached.

B-1

Exhibit B

Release

This Release of Claims (this “Release”) is made as of                                   , by and between MFA FINANCIAL, INC. (“MFA”) and                                  (the “Executive”).

Release.

(a)                                                                                                                                 The Executive, on behalf of himself, his agents, heirs, successors, assigns, executors and administrators, in consideration for the termination payments and other consideration provided for under the Employment Agreement entered into by MFA and the Executive, as from time to time amended in accordance with its terms (the “Employment Agreement”), hereby forever releases and discharges MFA, and its successors, its affiliated entities, and, in such capacities, its past and present directors, employees, agents, attorneys, accountants, representatives, plan fiduciaries, successors and assigns from any and all known and unknown causes of action, actions, judgments, liens, indebtedness, damages, losses, claims, liabilities, and demands of whatsoever kind and character in any manner whatsoever arising on or prior to the date of this Release, including but not limited to (i) any claim for breach of contract, breach of implied covenant, breach of oral or written promise, wrongful termination, intentional infliction of emotional distress, defamation, interference with contract relations or prospective economic advantage, negligence, misrepresentation or employment discrimination, and including without limitation alleged violations of Title VII of the Civil Rights Act of 1964, as amended, prohibiting discrimination based on race, color, religion, sex or national origin; the Family and Medical Leave Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; other federal, state and local laws, ordinances and regulations; (ii) any and all liability that was or may have been alleged against or imputed to MFA by the Executive or by anyone acting on his behalf; (iii) all claims for wages, monetary or equitable relief, employment or reemployment with MFA in any position, and any punitive, compensatory or liquidated damages; and (iv) all rights to and claims for attorneys’ fees and costs except as otherwise provided in the Employment Agreement.  The only claims that are not being waived and released by the Executive under this Release are (i) claims for indemnification, contribution or D&O coverage or any claim arising under, or preserved by, Section 5 of the Employment Agreement, (ii) claims that, by applicable law, cannot be waived, (iii) claims based on any wrongful act or omission occurring after the date Executive signs this Release, (iv) claims to benefits under any compensation or benefit plan, program or arrangement in which the Executive was participating as of the date of termination of his employment, and (v) claims challenging the legality of this Release in a legal proceeding pursuant to the Older Workers Benefit Protection Act and the Age Discrimination in Employment Act.

(b)                                                                                                                                 The Executive warrants, represents and certifies that he has not filed or instituted, and, no person or agency has filed or instituted on his behalf and/or at his direction, any complaints, lawsuits, arbitration proceedings, actions, causes of action, in law or equity, administrative charges, claims, controversies, demands, grievances and/or proceedings whatsoever against any Releasee, in any forum.. The Executive represents and warrants that he has not assigned any claim released herein, or authorized any other person to assert any claim on his behalf.

(c)                                                                                                                                  Nothing in this Release prevents or prohibits the Executive from (i) filing a claim with a government agency that is responsible for enforcing a law; or (ii) cooperating, participating or assisting in any government or regulatory entity investigation or proceeding. However, if the Executive is awarded money damages in any lawsuit, administrative proceeding, arbitration proceeding, or other action brought by any putative class representative or other third party to vindicate any alleged rights of the Executive, the Executive shall pay to MFA all damages, inclusive of attorneys’ fees, he receives within ten (10) days of his receipt thereof.

(d)                                                                                                                                 BY HIS SIGNATURE BELOW, THE EXECUTIVE ACKNOWLEDGES THAT:

(1)                                                                                                                                                                                 HE HAS RECEIVED A COPY OF THIS RELEASE AND WAS OFFERED A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW AND CONSIDER IT;

(2)                                                                                                                                                                                 IF HE SIGNS THIS RELEASE PRIOR TO THE EXPIRATION OF TWENTY-ONE DAYS, HE KNOWINGLY AND VOLUNTARILY WAIVES AND GIVES UP THIS RIGHT OF REVIEW;

(3)                                                                                                                                                                                 HE HAS THE RIGHT TO REVOKE THIS RELEASE FOR A PERIOD OF SEVEN (7) DAYS AFTER HE SIGNS IT BY MAILING OR DELIVERING A WRITTEN NOTICE OF REVOCATION TO THE COMPANY’S GENERAL COUNSEL, NO LATER THAN THE CLOSE OF BUSINESS ON THE SEVENTH DAY AFTER THE DAY ON WHICH HE SIGNED THIS RELEASE;

(4)                                                                                                                                                                                 THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE SEVEN DAY REVOCATION PERIOD HAS EXPIRED WITHOUT THE RELEASE HAVING BEEN REVOKED (THE “EFFECTIVE DATE”);

(5)                                                                                                                                                                                 THIS RELEASE WILL BE FINAL AND BINDING AFTER THE EXPIRATION OF THE REVOCATION PERIOD REFERRED TO IN SECTION 2(d)(3);

(6)                                                                                                                                                                                 HE IS AWARE OF HIS RIGHT TO CONSULT AN ATTORNEY, HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY, AND HAS HAD THE OPPORTUNITY TO CONSULT WITH AN ATTORNEY, IF DESIRED, PRIOR TO SIGNING THIS RELEASE;

(7)                                                                                                                                                                                 NO PROMISE OR INDUCEMENT FOR THIS RELEASE HAS BEEN MADE EXCEPT AS SET FORTH IN THIS RELEASE;

(8)                                                                                                                                                                                 HE IS LEGALLY COMPETENT TO EXECUTE THIS RELEASE AND ACCEPT FULL RESPONSIBILITY FOR IT; AND

(9)                                                                                                                                                                                 HE HAS CAREFULLY READ THIS RELEASE, ACKNOWLEDGES THAT HE HAS NOT RELIED ON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT, AND WARRANTS AND REPRESENTS THAT HE IS SIGNING THIS RELEASE KNOWINGLY AND VOLUNTARILY.

IN WITNESS WHEREOF, the parties have hereunto set their hands this                      day of                                       .

By:
Name: Ronald Freydberg
Title: Executive Vice President